Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Fernanda Paredes, +52(1) 551398 2679

NIELSEN REPORTS 1st QUARTER 2018 RESULTS

New York, USA – April 26, 2018 – Nielsen Holdings plc (NYSE: NLSN) today announced its first quarter 2018 results. Revenues were $1,610 million for the first quarter of 2018, up 5.5%, or 2.4% on a constant currency basis, compared to the first quarter of 2017.

“In the first quarter, we continued to execute on our key initiatives while focusing on our Path to 2020 objectives. Through continuous innovation, we are transforming our business in three major areas, Watch, Buy, and Operations, to drive a faster growing, higher margin business and create incremental value for our shareholders,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “Watch had another great quarter with growth driven by Total Audience Measurement. Our ability to provide independent, comparable measurement to the industry is pivotal as media and audiences continue to fragment. In our Buy business, Developed Markets continued to see pressure in the fast moving consumer goods industry in the U.S., but we are confident that our investments in the Connected System, Total Consumer Measurement, and retailer partnerships will drive improved results despite this environment. Emerging Markets saw broad-based growth across markets in Latin America, Eastern Europe, Africa, and China. Our significant competitive advantages, including our balanced client portfolio and global footprint, position us well here.”

Revenues within the Watch segment for the first quarter of 2018 increased 8.5% to $834 million, or 7.1% on a constant currency basis, compared to the first quarter of 2017. Audience Measurement of Video and Text revenues increased 12.0%, or 10.5% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement system. Audio revenues increased 0.8% on a reported and constant currency basis for the first quarter of 2018. Marketing Effectiveness revenues increased 24.6%, or 22.7% on a constant currency basis, driven by consistent investment in our product portfolio and continued strength in our product initiatives. Other Watch revenues decreased by $16 million, or 32.7% on a reported basis and 35.3% on a constant currency basis, due to continued portfolio pruning.

Revenues within the Buy segment for the first quarter of 2018 increased 2.5% to $776 million, compared to the first quarter of 2017. On a constant currency basis, Buy segment revenues decreased 2.1%, compared to the first quarter of 2017. Buy emerging markets revenues increased 10.1%, or 6.1% on a constant currency basis, as our global footprint, coverage expansion, and broad product offerings continued to position us well with both local and multinational clients in these markets. Buy revenues in developed markets were flat for the quarter. On a constant currency basis, Buy revenues in developed markets decreased 5.2% compared to the first quarter of 2017, due to continued softness in our U.S. market. Revenues in Corporate Buy decreased by $8 million, or 42.1% on a reported and constant currency basis, primarily due to continued portfolio pruning.

Net income for the first quarter of 2018 increased 1.4% to $72 million, compared to $71 million in the first quarter of 2017, as higher revenues were partially offset by our retailer investments and other growth initiatives. Net income was flat on a constant currency basis. Net income per share on a diluted basis was $0.20 per share for each of the first quarters ended 2018 and 2017.

Adjusted EBITDA for the first quarter of 2018 increased 0.7% to $423 million, compared to the first quarter of 2017. Adjusted EBITDA decreased by 0.7% on a constant currency basis. Adjusted EBITDA margins contracted 125 basis points to 26.3%, or 83 basis points on a constant currency basis, due to our retailer investments and other growth initiatives.

Financial Position

As of March 31, 2018, Nielsen’s cash and cash equivalents were $462 million and gross debt was $8,646 million. Net debt (gross debt less cash and cash equivalents) was $8,184 million and Nielsen’s net debt leverage ratio was 4.04x at the end of the quarter. Net capital expenditures were $128 million for the first quarter of 2018, compared to $114 million for the first quarter of 2017. Cash taxes were $42 million for the first quarter of 2018, compared to $52 million for the first quarter of 2017.

Cash flow from operations decreased to $(117) million for the first quarter of 2018, from $40 million in the first quarter of 2017.  Free cash flow for the first quarter of 2018 decreased to $(245) million, compared to $(74) million in the first quarter of 2017. Cash flow performance was driven by retailer investments and other growth initiatives, timing of vendor and client payments, higher interest, and higher net capital expenditures.

Capital Allocation

The company repurchased $20 million of its common stock during the first quarter of 2018.  The company has a total of $278 million remaining for repurchase under the existing share repurchase program.

On April 19, 2018, our board of directors approved a $0.01 increase in our quarterly cash dividend to $0.35 per common share. The dividend is payable on June 20, 2018 to stockholders of record at the close of business on June 6, 2018.

2018 Full Year Guidance

To reflect the expected impact of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Company has increased its 2018 GAAP net income per share guidance range by $0.10 per share to a range of $1.50 to $1.56. The company expects its 2018 effective tax rate to be ~34%.

          RevisedOriginal

●	GAAP net income per share: $1.50 - $1.56 $1.40 - $1.46

The company’s other full year guidance is unchanged from amounts previously provided, as indicated below:

●	Total revenue growth on a constant currency basis: ~3%
●	Adjusted EBITDA margin growth on a constant currency basis: ~(60)bps
●	Free cash flow: ~$800 million

Conference Call and Webcast

Nielsen will hold a conference call to discuss its first quarter 2018 results at 8:00 a.m. U.S. Eastern Time (ET) on April 26, 2018. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-866-393-4306. Callers outside the U.S. can dial +1-734-385-2616. The passcode for the call is “5276289.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2018 Full Year Guidance” above as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitations, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including those found under the section entitled “Part I—Item 1A. Risk Factors” of the company’s most recent Annual Report on Form 10-K, as such factors may be updated in other filings with the SEC). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a leading global performance management company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy (referred to herein as “Buy”) and what consumers read, watch and listen to (consumer interaction across the television, radio, digital and mobile viewing and listening platforms referred to herein as “Watch”) on a global and local basis. Our measurement and analytical services help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. Nielsen, an S&P 500 company, has a presence in more than 100 countries, including many emerging markets, and hold leading market positions in many of our services and geographies. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three Months Ended March 31, 2018 and 2017)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2018	2017
Revenues	$1,610	$1,526
Cost of revenues	719	661
Selling, general and administrative expenses	493	473
Depreciation and amortization(1)	167	155
Restructuring charges	24	32
Operating income	207	205
Interest income	2	1
Interest expense	(96)	(90)
Foreign currency exchange transaction losses, net	—	(2)
Other income	1	2
Income from continuing operations before income taxes	114	116
Provision for income taxes	(39)	(43)
Net income	75	73
Net income attributable to noncontrolling interests	3	2
Net income attributable to Nielsen stockholders	$72	$71
Net income per share of common stock, basic
Net income attributable to Nielsen stockholders	$0.20	$0.20
Net income per share of common stock, diluted
Net income attributable to Nielsen stockholders	$0.20	$0.20
Weighted-average shares of common stock outstanding, basic	356,460,561	357,399,749
Dilutive shares of common stock	813,254	1,655,219
Weighted-average shares of common stock outstanding, diluted	357,273,815	359,054,968

(1) Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $56 million and $54 million for the three months ended March 31, 2018 and 2017, respectively.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three months ended March 31, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended March 31, 2018 Reported	Three Months Ended March 31, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended March 31, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency

Revenues by segment
Developed Markets	$471	$471	—%	$497	(5.2)%
Emerging Markets	294	267	10.1%	277	6.1%
Core Buy	$765	$738	3.7%	$774	(1.2)%
Corporate	$11	$19	(42.1)%	$19	(42.1)%
Buy	$776	$757	2.5%	$793	(2.1)%

Audience Measurement (Video and Text)	$599	$535	12.0%	$542	10.5%
Audio	121	120	0.8%	120	0.8%
Marketing Effectiveness	81	65	24.6%	66	22.7%
Core Watch	$801	$720	11.3%	$728	10.0%
Corporate/Other Watch	33	49	(32.7)%	51	(35.3)%
Watch	$834	$769	8.5%	$779	7.1%
Total Core Buy and Watch	$1,566	$1,458	7.4%	$1,502	4.3%
Total	$1,610	$1,526	5.5%	$1,572	2.4%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three months ended March 31, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended March 31, 2018 Reported	Three Months Ended March 31, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended March 31, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency

Net Income attributable to Nielsen Stockholders	$72	$71	1.4%	$72	—%

Adjusted EBITDA	$423	$420	0.7%	$426	(0.7)%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Stock-based compensation expense: We exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The below table presents reconciliations from net income to Adjusted EBITDA for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS)	2018	2017
Net income attributable to Nielsen Stockholders	$72	$71
Interest expense, net	94	89
Provision for income taxes	39	43
Depreciation and amortization	167	155
EBITDA	372	358
Other non-operating expense, net	2	2
Restructuring charges	24	32
Stock-based compensation expense	13	15
Other items(a)	12	13
Adjusted EBITDA	$423	$420
(a)	For the three ended March 31, 2018 and 2017, other items primarily consisted of transaction related costs and business optimization costs.

          Effective January 1, 2018, we adopted Accounting Standard Update 2017-07 “Compensation — Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (the “ASU 2017-07”), which changed the presentation of net periodic benefit cost related to employer sponsored defined benefit plans and other postretirement benefits. As a result of the adoption of ASU 2017-07, we revised our 2017 Adjusted EBITDA as follows:

Original – as reported

Three Months Ended
(IN MILLIONS)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	Full Year

Watch	$ 323	$ 357	$ 390	$ 415	$ 1,485
Buy	108	163	145	171	587
Corp	(9)	(8)	(13)	(7)	(37)
Adjusted EBITDA – original	$ 422	$ 512	$ 522	$ 579	$ 2,035

Other income/(expense), net	$ -	$ (2)	$ (1)	$ (14)	$ (17)
Net income attributable to Nielsen stockholders	$ 71	$ 131	$ 146	$ 81	$ 429

Revised in accordance with ASU 2017-07

Three Months Ended
(IN MILLIONS)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	Full Year

Watch	$ 323	$ 357	$ 390	$ 416	$ 1,486
Buy	108	162	144	170	584
Corp	(11)	(10)	(15)	(10)	(46)
Adjusted EBITDA – revised	$ 420	$ 509	$ 519	$ 576	$ 2,024

Other income/(expense), net	$ 2	$ 1	$ 2	$ (11)	$ (6)
Net income attributable to Nielsen stockholders	$ 71	$ 131	$ 146	$ 81	$ 429

Free Cash Flow

          We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchases of our common stock, voluntary repayment of our debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS)	2018	2017
Net cash provided by operating activities	$(117)	$40
Less: Capital expenditures, net	(128)	(114)
Free cash flow	$(245)	$(74)

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of March 31, 2018 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of March 31, 2018	$8,646
Less: cash and cash equivalents as of March 31, 2018	(462)
Net debt as of March 31, 2018	$8,184

Adjusted EBITDA for the year ended December 31, 2017	$2,024
Less: Adjusted EBITDA for the three months ended March 31, 2017	$(420)
Add: Adjusted EBITDA for the three months ended March 31, 2018	$423
Adjusted EBITDA for the twelve months ended March 31, 2018	$2,027

Net debt leverage ratio as of March 31, 2018	4.04x

2018 Guidance Non-GAAP Reconciliations

         The below table presents the reconciliation from net income to Adjusted EBITDA for our 2018 guidance:

(IN MILLIONS)	Revised	Original
Net income	$ 535 - 560	$500 - 525
Interest expense, net	385 - 395	385 - 395
Provision for income taxes	275 - 295	310 - 330
Depreciation and amortization	640 - 660	640 - 660
Restructuring charges	85 - 95	85 - 95
Stock-based compensation expense and other	80 - 100	100 - 120
Adjusted EBITDA	$2,040 – 2,070	$2,060 – 2,090

          The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for our 2018 guidance:

(IN MILLIONS)	2018 Guidance		% Variance Constant Currency		2017 Revenue Constant Currency
Total Revenue	$	~6,860	$	~3.0%	$6,663

          The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2018 guidance:

(IN MILLIONS)
Net cash provided by operating activities	~$1,300
Less: Capital expenditures, net	~(500)
Free cash flow	~$800